Exhibit 99.4

AUDIT COMMITTEE CHARTER
OF
CALLAN JMB INC.

Adopted by the Board of Directors on December ____, 2024

I. Purpose

The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Callan JMB Inc., a Nevada corporation (the “Corporation”), in fulfilling its oversight responsibilities with respect to:

●	the Corporation’s financial statements;

●	the integrity of the Corporation’s internal control over financial reporting and management information systems;

●	the qualifications and independence of the Corporation’s external auditor;

●	the investigation and enforcement of the code of conduct of the Corporation;

●	the performance of the Corporation’s internal audit function and external auditor; and

●	any other matters assigned to the Committee by the Board or as mandated by applicable laws, rules, and regulations, as well as the NASDAQ listing standards.

Although the Committee has the powers and responsibilities set forth in this Charter of the Audit Committee (this “Charter”), the role of the Committee is an oversight. The members of the Committee (the “Members”) are not full-time employees of the Corporation and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with applicable financial reporting standards and other applicable regulatory requirements. These are the responsibilities of management and the Corporation’s external auditor. The Members shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

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II. Composition and Membership

2.1. Independence. The Committee shall consist of three (3) or more members of the Board, and the Chairman of the Board in an ex-officio role. Each Member the Board has selected and determined to be “independent” for purposes of the Committee membership in accordance with the applicable listing standards of the NASDAQ Stock Market and other applicable laws, rules, and regulations of the Securities and Exchange Commission (the “SEC”); provided, however, that a person who is not considered to be deemed “independent” pursuant to this Section 2.1 may serve as a Member on the Committee if certain criteria are met per applicable rules. The Committee will evaluate its Members for compliance with these standards on an annual basis.

2.2. Financial Literacy. All Members shall meet the financial literacy requirements of the NASDAQ Stock Market, including being able to read and understand fundamental financial statements (e.g., balance sheet, income statement, and cash flow statement), and at least one (1) Member shall be an “audit committee financial expert” as such term is defined under applicable rules of the SEC, and at least one (1) Member of the Committee must meet the “financial sophistication” requirement set forth in the NASDAQ Stock Market listing standards (a person who satisfies the definition of “audit committee financial expert” will be presumed to have financial sophistication). No Member can have participated in the preparation of the Corporation’s or any of its subsidiaries’ financial statements at any time during the past three (3) years.

2.3. Serving on Multiple Audit Committees. No Member may serve on the audit committee of more than three (3) public companies, inclusive of the Corporation, unless the Board has determined that such simultaneous service would not impair the ability of such Member to effectively serve on the Committee.

2.4. Tenure. Except as otherwise directed by the Board, a director selected as a Member of the Committee shall continue to be a Member for as long as he or she remains a director or until his or her earlier resignation from the Committee. Any Member may be removed from the Committee by the Board, with or without cause, at any time.

2.5 Committee Chairman. The Chairman of the Committee (the “Chairman”), who shall be appointed from among the Members of the Committee by, and serve at the pleasure of, the Board, shall preside at meetings of the Committee and shall have authority to convene meetings, set agendas for meetings, and determine the Committee’s information needs, except as otherwise provided by action of the Committee. In the absence of the Chairman at a duly convened meeting, the Committee shall select a temporary substitute from among its Members to serve as chairman of the meeting.

III. Meetings

3.1. Number and Notice of Meetings; Place of Attendance. The Committee shall meet with the Chief Executive Officer and the Chief Financial Officer of the Corporation at least quarterly to review the financial affairs of the Corporation. The Committee will also meet with the independent auditor of the Corporation at least once quarterly, including upon the completion of the annual audit, outside the presence of management and at such other times as the Committee deems appropriate to review the independent auditor’s examination and management report. The Chairman will meet with the internal auditor of the Corporation at least once quarterly outside the presence of management, and at such other times as the Chairman deems appropriate to review the internal auditor’s reports. The Committee or Chairman may also meet separately periodically with management, the internal auditors, the independent auditors, and counsel to discuss issues and concerns warranting the Committee’s attention. Twenty-four (24) hours’ advance notice of each meeting will be given to each Member orally, by telephone, facsimile, or e-mail, unless all Members are present and waive notice, or if those absent waive notice before or after a meeting. Members may attend all meetings either in person or by electronic communications.

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3.2. Chairman of Meetings. The Chairman, if present, will act as the chairman of meetings of the Committee. If the Chairman is not present at a meeting of the Committee, the Members in attendance may select one of their Members to act as chairman of the meeting.

3.3. Secretary of Meetings. The Committee will appoint any person in attendance at the meeting, who may, but need not, be a Member to act as the secretary of that meeting, and such person will maintain minutes of the meeting and deliberations of the Committee. The secretary of the meeting will circulate minutes of each meeting of the Committee to the members of the Board.

3.4. Quorum; Voting. A majority of Members will constitute a quorum for a meeting of the Committee. Each Member will have one vote and decisions of the Committee will be made by an affirmative vote of the majority. The Chairman will not have a deciding or casting vote in the case of an equality of votes. Powers of the Committee may also be exercised by written resolutions signed by all Members.

3.5. Others Attending. The Committee may invite from time to time such persons as it sees fit to attend its meetings and to take part in the discussion and consideration of the affairs of the Committee.

3.6. Agenda of Matters. In advance of every regular meeting of the Committee, the Chairman will prepare and distribute to the Members and others as deemed appropriate by the Chairman, an agenda of matters to be addressed at the meeting together with appropriate briefing materials. The Committee may require officers and employees of the Corporation to produce such information and reports as the Committee may deem appropriate in order for it to fulfill its duties.

IV. Powers and Responsibilities

4.1. Reliance. In fulfilling exercising its powers hereunder, the Committee will be entitled to rely reasonably on the integrity of those persons within the Corporation and the professionals and experts (such as the Corporation’s external auditor) from whom it receives information, the accuracy of the financial and other information provided to the Committee by such persons, and representations made by the Corporation’s external auditor as to any services provided by such firm to the Corporation.

4.2. External Auditor. The Corporation’s external auditor is required to report directly to the Committee. The Committee is responsible for:

●	the appointment, compensation, retention, and oversight of the work of any external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review, or attest services for the Corporation;

●	overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review, or attest services for the Corporation, including the resolution of disagreements between management and the external auditor regarding financial reporting;

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●	reviewing and approving the proposed audit scope, focus areas, timing, and key decisions underlying the audit plan by the Corporation’s external auditor;

●	establishing and overseeing procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and the confidential submission by the Corporation employees of concerns regarding questionable accounting or auditing matters;

●	monitoring and reporting to the Board with regards to the qualifications, independence, and performance of the external auditor, including the lead audit partner, on an annual basis or more frequently as determined by the Committee, including obtaining a written statement noting all relationships between the external auditor and the Corporation or any of its subsidiaries;

●	receiving and reviewing reports from the external auditor on the progress against the approved audit plan, important findings, recommendations for improvements, and the auditors’ final report;

●	pre-approving (which may be pursuant to pre-approval policies and procedures) all audit and non-audit services to be provided to the Corporation or its subsidiaries by the Corporation’s external auditor as permitted under applicable regulatory requirements and to approve all related fees and other terms of engagement;

●	reviewing and discussing with management and the external auditor the Corporation’s annual audited financial statements, management’s discussion and analysis, and annual and interim earnings press releases, as well as financial information and earnings guidance, if applicable, provided to analysts and rating agencies, before the Corporation publicly discloses this information;

●	reviewing public disclosure of financial information and being satisfied that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements and periodically assessing the adequacy of those procedures;

●	recommending to the Board whether the Corporation’s annual audited financial statements should be Included in the Corporation’s annual report for filing with the SEC and timely prepare the report required by the SEC to be included in the Corporation’s annual proxy statement, if applicable, and other reports of the Committee required by regulatory requirement;

●	reviewing and discussing with management and the Corporation’s external auditor (i) major issues regarding, or significant changes in, the Corporation’s accounting principles and financial statement presentations, (ii) analyses prepared by management or the Corporation’s external auditor concerning significant financial reporting issues and judgments made in connection with the preparation of the financial statements, (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation, and (iv) the type and presentation of information to be Included in earnings press releases and any financial information and earnings guidance, if applicable, provided to analysts and rating agencies;

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●	reviewing, approving, and overseeing any transaction between the Corporation and any related person (as defined in Item 404 of Regulation S-K) on an ongoing basis, and to develop policies and procedures for the Committee’s approval of related party transactions;

●	reviewing and discussing with management all material off-balance sheet transactions, arrangements, obligations (Including contingent obligations), and other relationships of the Corporation with unconsolidated entities or other persons;

●	assisting with the design and implementation of risk assessment functions; and

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters.

V. Reporting

The Chairman shall report to the Board at Board meetings on the Committee’s activities.

VI. Access to Information

The Committee will be granted unrestricted access to all information regarding the Corporation that is necessary or desirable to fulfill its duties and all directors, officers, and employees will be directed to cooperate as requested by Members.

The Committee has the sole authority:

●	to engage or terminate independent counsel and other advisors as it determines necessary or advisable to carry out its duties and shall be directly responsible for overseeing the work of such advisors;

●	to set and pay compensation for any advisors employed by the Committee; and

●	to communicate directly with the internal and external auditors.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Corporation.

VII. Funding

The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of:

●	compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the listed issuer;

●	compensation to any advisers employed by the Committee; and

●	ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

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